Exhibit 99.1

“Horizon Lines, Inc. Announces Pricing of Secondary Offering”

Charlotte, North Carolina, September 12, 2006 — Horizon Lines, Inc. (NYSE: HRZ) announced today the public offering of 5,300,000 shares of its common stock, all of which are being sold by stockholders of the Company, at a price to the public of $14.50 per share. The selling stockholders have also granted the underwriters a 30-day option to purchase up to 795,000 additional shares from them. The Company will not be issuing any primary shares in the offering or upon the exercise of the underwriters’ option.

The offering is being made through an underwriting syndicate led by Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Goldman, Sachs & Co.

The offering is being made only by means of a prospectus. When available, copies of the final prospectus relating to the offering may be obtained from the prospectus departments of Deutsche Bank Securities Inc. at 1251 Avenue of the Americas, 25th Floor, New York, NY 10020, J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 or Goldman, Sachs & Co. at 85 Broad Street, New York NY 10004.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Media Contact: Michael Avara, Horizon Lines, Inc., 704-973-7000, mavara@horizonlines.com